May 2026

Preliminary Pricing Supplement filed pursuant to Rule 424(b)(2) dated May 13, 2026 / Registration Statement No. 333-284538

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion May 13, 2026 GS Finance Corp.

Dual Directional Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028

Principal at Risk Securities

The Dual Directional Buffered Performance Leveraged Upside SecuritiesSM (Buffered PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your Buffered PLUS on the stated maturity date is based on the performance of the S&P 500® Index as measured from the pricing date to and including the valuation date.

If the final index value (the index closing value on the valuation date) is greater than the initial index value, the return on your Buffered PLUS will be positive and equal to the product of the leverage factor multiplied by the index percent change (the percentage change in the final index value from the initial index value), subject to the maximum upside payment at maturity. If the final index value is equal to or less than the initial index value but has not decreased by more than the buffer amount, you will receive the principal amount of your Buffered PLUS plus a return reflecting the absolute value of the index percentage change (e.g., if the index percentage change is -5%, your return will be +5%). However, if the final index value has decreased from the initial index value by more than the buffer amount, you will lose 1% for every 1% decline beyond the buffer amount, subject to the minimum payment at maturity.

The Buffered PLUS are for investors who seek the potential to earn 150% of any positive return of the index, subject to the maximum upside payment at maturity, seek a positive return for moderate decreases in the underlying index, are willing to forgo interest payments and are willing to risk losing up to 90.00% of their investment if the final index value has declined from the initial index value by more than the buffer amount.

SUMMARY TERMS
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying index:	S&P 500® Index (current Bloomberg symbol: “SPX Index”)
Principal amount:

$ in the aggregate on the original issue date; the aggregate principal amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the pricing date. On the stated maturity date, the company will pay, for each $1,000 of the outstanding principal amount, an amount in cash equal to the payment at maturity.

Pricing date:	expected to price on or about May 29, 2026
Original issue date:	expected to be June 3, 2026
Valuation date:	expected to be May 31, 2028, subject to adjustment as described in the accompanying general terms supplement
Stated maturity date:	expected to be June 5, 2028, subject to adjustment as described in the accompanying general terms supplement
Payment at maturity:
•
if the final index value is greater than the initial index value, $1,000 + the leveraged upside payment, subject to the maximum upside payment at maturity;
•
if the final index value is equal to or less than the initial index value, but has decreased from the initial index value by an amount less than or equal to the buffer amount, $1,000 + ($1,000 × the absolute index return); or
•
if the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount, (i) $100 plus (ii) the product of $1,000 × the index performance factor

Leveraged upside payment:	$1,000 × leverage factor × index percent change
Leverage factor:	150%
Maximum upside payment at maturity (set on the pricing date):	at least $1,204.50 per Buffered PLUS (at least 120.45% of the stated principal amount)
Minimum payment at maturity:	$100 per Buffered PLUS (10.00% of the stated principal amount)
Initial index value:	, which is the index closing value on the pricing date
Buffer amount:	10.00%
Index performance factor:	final index value / initial index value
CUSIP / ISIN:	40054RFF3 / US40054RFF38
Underwriter:	Goldman Sachs & Co. LLC
Estimated value range:	$910 to $970 per Buffered PLUS. See page PS-3 for more information.

Original issue price	Underwriting discount	Net proceeds to the issuer
100% of the principal amount	2.50% ($ in total)*	97.50% ($ in total)

* Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $25.00 for each Buffered PLUS it sells. It has informed us that it intends to internally allocate $5.00 of the selling concession for each Buffered PLUS as a structuring fee.

Your investment in the Buffered PLUS involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-9. You should read the disclosure herein to better understand the terms and risks of your investment.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The Buffered PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

SUMMARY TERMS (continued)
Index percent change:	(final index value - initial index value) / initial index value
Absolute index return:	the absolute value of the index percent change. For example, a -5% index percent change will result in a +5% absolute index return.
Final index value:	the index closing value on the valuation date, subject to adjustment as described in the accompanying general terms supplement
Authorized denominations:	$1,000 or any integral multiple of $1,000 in excess thereof
Listing:	the Buffered PLUS will not be listed on any securities exchange or interdealer quotation system

May 2026

The issue price, underwriting discount and net proceeds listed on the cover page relate to the Buffered PLUS we sell initially. We may decide to sell additional Buffered PLUS after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Buffered PLUS will depend in part on the issue price you pay for such Buffered PLUS.

GS Finance Corp. may use this prospectus in the initial sale of the Buffered PLUS. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a Buffered PLUS after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Buffered PLUS

The estimated value of your Buffered PLUS at the time the terms of your Buffered PLUS are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be in the range (the estimated value range) specified on the cover of this pricing supplement (per $1,000 principal amount), which is less than the original issue price. The value of your Buffered PLUS at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell Buffered PLUS (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your Buffered PLUS at the time of pricing, plus an additional amount (initially equal to $ per $1,000 principal amount).

The price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your Buffered PLUS (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your Buffered PLUS (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero from the time of pricing through , as described below). On and after , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your Buffered PLUS (if it makes a market) will equal approximately the then-current estimated value of your Buffered PLUS determined by reference to such pricing models.

With respect to the $ initial additional amount:

•
$ will decline to zero on a straight-line basis from the time of pricing through ; and
•
$ will decline to zero on a straight-line basis from through .

About Your Buffered PLUS

The Buffered PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your Buffered PLUS and therefore should be read in conjunction with such documents:

•
General terms supplement no. 17,745 dated January 20, 2026
•
Underlier supplement no. 48 dated March 24, 2026
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your Buffered PLUS.

We refer to the Buffered PLUS we are offering by this pricing supplement as the “offered Buffered PLUS” or the “Buffered PLUS”. Each of the offered Buffered PLUS has the terms described in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 17,745 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “index stock(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “underlying stock(s)”, “worst performing”, “pricing date”, “underlying index publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 17,745 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price”, “closing value”, “index closing value” or “ETF closing price”, as applicable.

Please note that, for purposes of this pricing supplement, references in the underlier supplement no. 48 to “underlier(s)”, “indices”, “trade date” and “underlier sponsor” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “pricing date” and “underlying index publisher”, respectively.

The Buffered PLUS will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The Buffered PLUS will be issued in book-entry form and represented by master note no 3, dated March 22, 2021.

May 2026

GS Finance Corp. Dual Directional Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Dual Directional Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investment Summary

Dual Directional Buffered Performance Leveraged Upside Securities

The Dual Directional Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 (the “Buffered PLUS”) can be used:

•
As an alternative to direct exposure to the underlying index that enhances returns for a limited range of positive performance of the underlying index, subject to the maximum upside payment at maturity
•
To obtain a positive return for a limited range of negative performance of the underlying index
•
To potentially outperform the underlying index with respect to moderate increases or outperform the underlying index with respect to moderate decreases in the underlying index from the initial index value to the final index value

However, you will not receive dividends on the stocks comprising the underlying index (the “underlying index stocks”) or any interest payments on your Buffered PLUS.

If the final index value is less than the initial index value by more than the buffer amount, the Buffered PLUS are exposed on a 1-to-1 basis to the negative performance of the underlying index beyond the buffer amount, subject to the minimum payment at maturity.

Key Investment Rationale

The Buffered PLUS offer leveraged exposure to a limited range of positive performance of the underlying index and 1-to-1 exposure to the absolute index return for a limited range of negative performance of the underlying index. In exchange for enhanced performance of 150.00% of the appreciation of the underlying index and 1-to-1 exposure to the absolute index return for a limited range of negative performance of the underlying index, investors forgo interest and any participation in positive performance above the maximum upside payment at maturity. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus the leveraged upside payment, subject to the maximum upside payment at maturity. If the underlying index has not appreciated in value or has depreciated in value, but the final index value has not declined from the initial index value by more than the buffer amount, investors will receive the stated principal amount of their investment plus a return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 10.00% return. However, if the underlying index has depreciated in value by more than the buffer amount, investors will lose 1.00% for every 1.00% decline in the index value beyond the buffer amount from the pricing date to the valuation date of the Buffered PLUS, subject to the minimum payment at maturity. Under these circumstances, the payment at maturity will be less than the stated principal amount. Investors will not receive dividends on the underlying index stocks or any interest payments on the Buffered PLUS and investors may lose up to 90.00% of their initial investment in the Buffered PLUS. All payments on the Buffered PLUS are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Leveraged Performance Up to a Cap

The Buffered PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index within a limited range of positive performance. However, investors will not receive dividends on the underlying index stocks or any interest payments on the Buffered PLUS

Upside Scenario if the Underlying Index Appreciates

The underlying index increases in value. In this case, you receive a full return of principal as well as 150% of the increase in the value of the underlying index, subject to the maximum upside payment at maturity. For example, if the final index value is 5.00% greater than the initial index value, the Buffered PLUS will provide a total return of 7.50% at maturity.

Absolute Return Scenario

The final index value is equal to the initial index value or is less than the initial index value but has not declined by more than the buffer amount. In this case, you receive a 1% positive return on the Buffered PLUS for each 1% negative return of the underlying index. For example, if the final index value is 9.00% less than the initial index value, the Buffered

May 2026

GS Finance Corp. Dual Directional Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Dual Directional Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

PLUS will provide a total positive return of 9.00% at maturity. The maximum return you may receive in this scenario is a positive 10.00% return at maturity. In this case, you receive at least the stated principal amount of $1,000 at maturity even if the underlying index has depreciated by up to the buffer amount.

Downside Scenario

The underlying index declines in value by more than the buffer amount. In this case, you receive less than the stated principal amount by an amount proportionate to the decline in the value of the underlying index to the valuation date of the Buffered PLUS, plus the buffer amount. For example, if the final index value is 30.00% less than the initial index value, the Buffered PLUS will provide at maturity a loss of 20.00% of principal. In this case, you receive $800 per Buffered PLUS, or 80.00% of the stated principal amount. The minimum payment at maturity on the Buffered PLUS is equal to $100 per Buffered PLUS.

May 2026

GS Finance Corp. Dual Directional Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Dual Directional Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical index closing values on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The information in the following examples reflects hypothetical rates of return on the offered Buffered PLUS assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your Buffered PLUS in a secondary market prior to the stated maturity date, your return will depend upon the market value of your Buffered PLUS at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying index and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.

For these reasons, the actual performance of the underlying index over the life of your Buffered PLUS, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical index closing values shown elsewhere in this pricing supplement. For information about the historical values of the underlying index during recent periods, see “The Underlying Index — Historical Index Closing Values” below.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your Buffered PLUS, tax liabilities could affect the after-tax rate of return on your Buffered PLUS to a comparatively greater extent than the after-tax return on the underlying index stocks.

The below examples are based on the following terms:

Stated principal amount:	$1,000 per Buffered PLUS
Leverage factor:	150%
Buffer amount:	10.00%
Maximum upside payment at maturity:	$1,204.50 per Buffered PLUS (120.45% of the stated principal amount)
Minimum payment at maturity:	$100 per Buffered PLUS (10.00% of the stated principal amount)

May 2026

GS Finance Corp. Dual Directional Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Dual Directional Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Dual Directional Buffered PLUS Payoff Diagram

How it works

▪

Upside Scenario. If the final index value is greater than the initial index value, the investor would receive the $1,000 stated principal amount plus 150.00% of the appreciation of the underlying index from the pricing date to the valuation date of the Buffered PLUS, subject to the maximum upside payment at maturity. Under the terms of the Buffered PLUS, the investor will realize the maximum upside payment at maturity at a final index value of approximately 113.633% of the initial index value.

▪ If the underlying index appreciates 5.00%, the investor would receive a 7.50% return, or $1,075 per Buffered PLUS.

▪ If the underlying index appreciates 50.00%, the investor would receive only the maximum upside payment at maturity of $1,204.50 per Buffered PLUS, or 120.45% of the stated principal amount.

▪

Absolute Return Scenario. If the final index value is equal to or less than the initial index value, but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10.00%, the investor would receive a 1% positive return on the Buffered PLUS for each 1% negative return on the underlying index.

▪ If the underlying index depreciates 5.00%, investors will receive a 5.00% return, or $1,050 per Buffered PLUS.
▪

Downside Scenario. If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10.00%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying index from the initial index value, plus the buffer amount of 10.00%. The minimum payment at maturity is $100 per Buffered PLUS.

▪ If the underlying index depreciates 30.00%, the investor would lose 20.00% of the investor’s principal and receive only $800 per Buffered PLUS at maturity, or 80.00% of the stated principal amount.

May 2026

GS Finance Corp. Dual Directional Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Dual Directional Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Hypothetical Examples

The values in the left column of the table below represent hypothetical final index values and are expressed as percentages of the initial index value. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final index value, and are expressed as percentages of the stated principal amount of a Buffered PLUS (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding stated principal amount of the offered Buffered PLUS on the stated maturity date would equal 100.000% of the stated principal amount of a Buffered PLUS, based on the corresponding hypothetical final index value and the assumptions noted above.

Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
150.000%	120.450%
125.000%	120.450%
120.000%	120.450%
113.633%	120.450%
108.000%	112.000%
106.000%	109.000%
100.000%	100.000%
97.000%	103.000%
95.000%	105.000%
90.000%	110.000%
89.999%	99.999%
70.000%	80.000%
50.000%	60.000%
30.000%	40.000%
25.000%	35.000%
0.000%	10.000%

As shown in the table above:

•
If the final index value were determined to be 25.000% of the initial index value, the payment at maturity that we would deliver on your Buffered PLUS would be 35.000% of the stated principal amount of your Buffered PLUS. As a result, if you purchased your Buffered PLUS on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 65.000% of your investment (if you purchased your Buffered PLUS at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment).
•
If the final index value level were determined to be 95.000% of the initial index value, the absolute index return would be 5.000% and the payment at maturity that we would deliver on your Buffered PLUS would be 105.000% of the stated principal amount of your Buffered PLUS.
•
If the final index value were determined to be 150.000% of the initial index value, the payment at maturity that we would deliver on your Buffered PLUS would be limited to the maximum upside payment at maturity, or 120.450% of each $1,000 principal amount of your Buffered PLUS. As a result, if you held your Buffered PLUS to the stated maturity date, you would not benefit from any increase in the final index value over approximately 113.633% of the initial index value.

May 2026

GS Finance Corp. Dual Directional Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Dual Directional Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

An investment in your Buffered PLUS is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement. You should carefully review these risks and considerations as well as the terms of the Buffered PLUS described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement and the accompanying general terms supplement. Your Buffered PLUS are a riskier investment than ordinary debt securities. Also, your Buffered PLUS are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your Buffered PLUS are linked. You should carefully consider whether the offered Buffered PLUS are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

Your Buffered PLUS Do Not Bear Interest

You will not receive any interest payments on your Buffered PLUS. As a result, even if the payment at maturity payable for your Buffered PLUS on the stated maturity date exceeds the stated principal amount of your Buffered PLUS, the overall return you earn on your Buffered PLUS may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Lose a Substantial Portion of Your Investment in the Buffered PLUS

You can lose a substantial portion of your investment in the Buffered PLUS. The cash payment on your Buffered PLUS on the stated maturity date will be based on the performance of the underlying index as measured from the initial index value set on the pricing date to the index closing value on the valuation date. If the final index value has declined from the initial index value by more than the buffer amount, you will lose 1.00% of the stated principal amount of your Buffered PLUS for every 1.00% decline in the index value beyond the buffer amount, subject to the minimum payment amount at maturity. Thus, you may lose a substantial portion of your investment in the Buffered PLUS.

Also, the market price of your Buffered PLUS prior to the stated maturity date may be significantly lower than the purchase price you pay for your Buffered PLUS. Consequently, if you sell your Buffered PLUS before the stated maturity date, you may receive far less than the amount of your investment in the Buffered PLUS.

The Buffered PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the Buffered PLUS will be based on the performance of the underlying index, the payment of any amount due on the Buffered PLUS is subject to the credit risk of GS Finance Corp., as issuer of the Buffered PLUS, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the Buffered PLUS. The Buffered PLUS are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the Buffered PLUS, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the Buffered PLUS, to pay all amounts due on the Buffered PLUS, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” in the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” in the accompanying prospectus.

The Return on Your Buffered PLUS Will Be Limited

Your ability to participate in any positive change in the value of the underlying index over the life of your Buffered PLUS will be limited because of the maximum upside payment at maturity. The maximum upside payment at maturity will limit the payment at maturity you may receive for each of your Buffered PLUS, no matter how much the value of the underlying index may rise over the life of your Buffered PLUS. Although the leverage factor provides 150% exposure to any increase in the final index value over the initial index value, because the payment at maturity will be limited to at least 120.45% of the stated principal amount per Buffered PLUS, any increase in the final index value over the initial index value by more than at least approximately 13.633% of the initial index value will not further increase the return on the Buffered PLUS. Accordingly, the amount payable for each of your Buffered PLUS may be significantly less than it would have been had you invested directly in the underlying index. In addition, if the final index value is less than the initial index value but greater

May 2026

GS Finance Corp. Dual Directional Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Dual Directional Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

than or equal to the buffer amount, the payment at maturity for each Buffered PLUS will be equal to the stated principal amount plus the product of the stated principal amount times the absolute index return. You will benefit from the absolute index return only if the final index value is less than the initial index value but greater than or equal to the buffer amount. Therefore, if the index percent change is negative, the amount you may receive at maturity will not exceed $1,100 for each Buffered PLUS.

The Estimated Value of Your Buffered PLUS At the Time the Terms of Your Buffered PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Buffered PLUS

The original issue price for your Buffered PLUS exceeds the estimated value of your Buffered PLUS as of the time the terms of your Buffered PLUS are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Buffered PLUS”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your Buffered PLUS (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your Buffered PLUS as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Buffered PLUS”) will decline to zero over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Buffered PLUS”. Thereafter, if GS&Co. buys or sells your Buffered PLUS it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your Buffered PLUS at any time also will reflect its then current bid and ask spread for similar sized trades of structured Buffered PLUS.

In estimating the value of your Buffered PLUS as of the time the terms of your Buffered PLUS are set on the pricing date, as disclosed above under “Estimated Value of Your Buffered PLUS”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the Buffered PLUS. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Buffered PLUS in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your Buffered PLUS determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Buffered PLUS May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your Buffered PLUS as of the time the terms of your Buffered PLUS are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the Buffered PLUS, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your Buffered PLUS. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your Buffered PLUS.

In addition to the factors discussed above, the value and quoted price of your Buffered PLUS at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the Buffered PLUS, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your Buffered PLUS, including the price you may receive for your Buffered PLUS in any market making transaction. To the extent that GS&Co. makes a market in the Buffered PLUS, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured Buffered PLUS (and subject to the declining excess amount described above).

Furthermore, if you sell your Buffered PLUS, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Buffered PLUS in a secondary market sale.

May 2026

GS Finance Corp. Dual Directional Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Dual Directional Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

There is no assurance that GS&Co. or any other party will be willing to purchase your Buffered PLUS at any price and, in this regard, GS&Co. is not obligated to make a market in the Buffered PLUS. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” in the accompanying general terms supplement.

The Amount Payable on Your Buffered PLUS Is Not Linked to the Value of the Underlying Index at Any Time Other than the Valuation Date

The final index value will be based on the index closing value on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the index closing value dropped precipitously on the valuation date, the payment at maturity for your Buffered PLUS may be significantly less than it would have been had the payment at maturity been linked to the index closing value prior to such drop in the value of the underlying index. Although the actual value of the underlying index on the stated maturity date or at other times during the life of your Buffered PLUS may be higher than the final index value, you will not benefit from the index closing value at any time other than on the valuation date.

The Market Value of Your Buffered PLUS May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your Buffered PLUS, we mean the value that you could receive for your Buffered PLUS if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your Buffered PLUS, including:

•
the value of the underlying index;
•
the volatility – i.e., the frequency and magnitude of changes – in the index closing value of the underlying index;
•
the dividend rates of the underlying index stocks;
•
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlying index stocks, and which may affect the index closing value of the underlying index;
•
interest rates and yield rates in the market;
•
the time remaining until your Buffered PLUS mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your Buffered PLUS may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in Buffered PLUS with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your Buffered PLUS before maturity, including the price you may receive for your Buffered PLUS in any market making transaction. If you sell your Buffered PLUS before maturity, you may receive less than the principal amount of your Buffered PLUS or the amount you may receive at maturity.

You cannot predict the future performance of the underlying index based on its historical performance. The actual performance of the underlying index over the life of the offered Buffered PLUS or the payment at maturity may bear little or no relation to the historical index closing values of the underlying index or to the hypothetical examples shown elsewhere in this pricing supplement.

Investing in the Buffered PLUS is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your Buffered PLUS is not equivalent to investing in the underlying index and will not make you a holder of any of the underlying index stocks. Neither you nor any other holder or owner of your Buffered PLUS will have any rights with respect to the underlying index stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or any other rights of a holder of the underlying index stocks. Your Buffered PLUS will be paid in cash and you will have no right to receive delivery of any underlying index stocks.

May 2026

GS Finance Corp. Dual Directional Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Dual Directional Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

We May Sell an Additional Aggregate Stated Principal Amount of the Buffered PLUS at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the Buffered PLUS subsequent to the date of this pricing supplement. The issue price of the Buffered PLUS in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Buffered PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Buffered PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Buffered PLUS Will be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the Buffered PLUS. If you purchase securities at a price that differs from the stated principal amount of the Buffered PLUS, then the return on your investment in such Buffered PLUS held to the stated maturity date will differ from, and may be substantially less than, the return on Buffered PLUS purchased at stated principal amount. If you purchase your Buffered PLUS at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the Buffered PLUS will be lower than it would have been had you purchased the Buffered PLUS at stated principal amount or a discount to stated principal amount.

Risks Related to Conflicts of Interest

Other Investors May Not Have the Same Interests as You

Other investors in the Buffered PLUS are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as holders of the securities. The interests of other investors may, in some circumstances, be adverse to your interests. Further, other investors in the market may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your Buffered PLUS, the underlying stocks or other similar Buffered PLUS, which may adversely impact the market for or value of your Buffered PLUS.

Risks Related to Tax

Your Buffered PLUS May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your Buffered PLUS are uncertain, both as to the timing and character of any inclusion in income in respect of your Buffered PLUS.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your Buffered PLUS that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your Buffered PLUS. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your Buffered PLUS after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Buffered PLUS. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the Buffered PLUS for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your Buffered PLUS in your particular circumstances.

Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Buffered PLUS

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange, or maturity of your Buffered PLUS, could be collected via withholding. If these regulations were to apply to the Buffered PLUS, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the

May 2026

GS Finance Corp. Dual Directional Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Dual Directional Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

underlying index during the term of the Buffered PLUS. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the Buffered PLUS in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your Buffered PLUS, your Buffered PLUS will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your Buffered PLUS for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Buffered PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Buffered PLUS to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your Buffered PLUS.

May 2026

GS Finance Corp. Dual Directional Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Dual Directional Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The Underlying Index

The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy and is intended to provide a performance benchmark for the large-cap U.S. equity markets. For more details about the underlying index, the underlying index publisher and license agreement between the underlying index publisher and the issuer, see “The Underliers — S&P 500® Index” in the accompanying underlier supplement.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such notes.

May 2026

GS Finance Corp. Dual Directional Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Dual Directional Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Historical Index Closing Values

The index closing value has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying index has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the index closing value during any period shown below is not an indication that the underlying index is more or less likely to increase or decrease at any time during the life of your Buffered PLUS.

You should not take the historical index closing values as an indication of the future performance of the underlying index, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying index or the underlying index stocks will result in you receiving an amount greater than the outstanding principal amount of your Buffered PLUS on the stated maturity date, or that you will not lose some or a significant portion of your investment.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying index. Before investing in the offered Buffered PLUS, you should consult publicly available information to determine the values of the underlying index between the date of this pricing supplement and the date of your purchase of the Buffered PLUS and, given the recent volatility described above, you should pay particular attention to the recent values of the underlying index. The actual performance of the underlying index over the life of the Buffered PLUS, as well as the payment at maturity, may bear little relation to the historical index closing values shown below.

The graph below shows the daily historical index closing values from January 1, 2021 through May 11, 2026. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the index closing values in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the S&P 500® Index

May 2026

GS Finance Corp. Dual Directional Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Dual Directional Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Supplemental Discussion of U.S. Federal Income Tax Consequences

No statutory, judicial or administrative authority directly addresses how your Buffered PLUS should be characterized and treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in your Buffered PLUS are uncertain. You will be obligated pursuant to the terms of your Buffered PLUS — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your Buffered PLUS for all tax purposes as pre-paid derivative contracts in respect of the underlying index, as described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement. It is the opinion of Sidley Austin LLP that such a characterization of the Buffered PLUS for U.S. federal income tax purposes is a reasonable interpretation of current law. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange, or maturity of your Buffered PLUS, you should recognize capital gain or loss equal to the difference, if any, between the amount you receive at such time and your tax basis in your Buffered PLUS.

Notwithstanding the foregoing, since the appropriate U.S. federal income tax characterization and treatment of your Buffered PLUS are uncertain, it is possible that the Internal Revenue Service could assert a different characterization and treatment than that described immediately above. In this case, the timing and character of income, gain or loss recognized with respect to your Buffered PLUS could substantially differ from that described above.

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the Buffered PLUS will generally be subject to the FATCA withholding rules.

May 2026

GS Finance Corp. Dual Directional Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Dual Directional Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Supplemental Plan of Distribution; Conflicts of Interest

As described under “Supplemental Plan of Distribution” in the accompanying general terms supplement and “Plan of Distribution — Conflicts of Interest” in the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered Buffered PLUS specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the Buffered PLUS to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $25.00 for each Buffered PLUS it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $5.00 of the selling concession for each Buffered PLUS as a structuring fee. The costs included in the original issue price of the Buffered PLUS will include a fee paid by GS&Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of Buffered PLUS within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of Buffered PLUS will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell Buffered PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We expect to deliver the Buffered PLUS against payment therefor in New York, New York on June 3, 2026. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Buffered PLUS on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the Buffered PLUS. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the Buffered PLUS.

May 2026